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                                                                   EXHIBIT 10.28

                              ALON USA ENERGY, INC.

                          DESCRIPTION OF 10% BONUS PLAN


         Bonuses paid under the 10% Bonus Plan are distributed to eligible employees in the second quarter of each year based on the previous year's performance. Each bonus payment is based on our meeting or exceeding certain financial objectives. Each employee who is not represented by a union is eligible to receive up to 10% of his or her salary. Forty percent of the bonus pool will be awarded to all eligible employees if we meet or are below fixed costs operating budget. An additional 30% of the bonus will be awarded to refinery employees if certain refining margins are achieved and half of that amount will be awarded to all other eligible employees if certain total wholesale marketing margins are achieved. Finally, the remaining 30% of the bonus pool will be awarded to eligible employees at the discretion of senior management.